UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2024

OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                  ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2024 (the “Closing Date”), OPKO Health, Inc., a Delaware corporation (the “Company”), completed its previously announced private offering of $230.0 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2029 (the “144A Notes”) in accordance with the terms of a note purchase agreement (the “144A Note Purchase Agreement”) entered into on January 4, 2024 by and between by the Company and J.P. Morgan Securities LLC (the “Initial Purchaser”).  The $230.0 million aggregate principal amount of 144A Notes includes $30.0 million aggregate principal amount of 144A Notes purchased on the Closing Date by the Initial Purchaser in accordance with its exercise in full of its option to purchase additional 144A Notes under the 144A Note Purchase Agreement.

Additionally, on the Closing Date, the Company issued and sold approximately $71.1 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2029 (the “Affiliate Notes” and, together with the 144A Notes, the “Notes”) pursuant to the terms of a note purchase agreement entered into on January 4, 2024 (the “Affiliate Note Purchase Agreement”) by and among the Company and certain investors including, Frost Gamma Investments Trust, a trust controlled by Phillip Frost, M.D., the Company’s Chairman and Chief Executive Officer, and Jane H. Hsiao, Ph.D., MBA, the Company’s Vice-Chairman and Chief Technical Officer (collectively, the “Affiliate Purchasers”).  Pursuant to the Affiliate Note Purchase Agreement, the Company issued and sold the Affiliate Notes to the Affiliate Purchasers in exchange for $55.0 million aggregate principal amount of the Company’s existing 5% convertible promissory notes (the “Existing 5% Notes”), together with approximately $16.1 million of accrued but unpaid interest thereon, held by the Affiliate Purchasers.

The Company received net proceeds from the issuance of the 144A Notes of approximately $221.4 million, after deducting fees and estimated offering expenses payable by the Company. The Company used approximately $50.0 million of the net proceeds from the offering of the 144A Notes to repurchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), from purchasers of the 144A Notes in privately negotiated transactions effected with or through the Initial Purchaser or its affiliate.  The purchase price per share of the Common Stock repurchased in such transactions equaled the closing sale price of the Common Stock on January 4, 2024, which was $0.9067 per share. Also, contemporaneously with the pricing of the 144A Notes, the Company entered into separate, privately negotiated transactions with certain holders of the Company’s outstanding 4.50% Convertible Senior Notes due 2025 to repurchase, on the Closing Date, approximately $144.4 million aggregate principal amount of such notes, all of which notes were retired by the Company upon its acquisition thereof.  The Company effected such repurchases for cash, using $146.3 million of the net proceeds from the offering of the 144A Notes.

As described below, subject to the satisfaction of certain conditions, the Notes are convertible into cash, shares of Common Stock (the “Conversion Shares”) or a combination thereof, at the Company’s election.  The Notes and the Conversion Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and the Notes and any Conversion Shares may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws. The 144A Notes were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and the Affiliate Notes were offered in a concurrent private placement in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act based in part on representations made by the Affiliate Purchasers, including that each Affiliate Purchaser is an “accredited investor,” as defined in Rule 501(a) promulgated under the Securities Act.  Neither this Current Report on Form 8-K, nor any exhibit attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

The Notes were issued under, and are governed by, an indenture, dated as of the Closing Date (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).  The Affiliate Notes constitute part of the same series as the 144A Notes. However, the Affiliate Notes were initially issued in certificated form, are not initially fungible with the 144A Notes and are subject to different transfer restrictions than the 144A Notes, in each case as set forth in the Indenture.  A summary of the terms of the Notes is as follows:

Interest and Maturity. The Notes bear interest at 3.75% per annum, which accrues from the Closing Date, and is payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2024. The Notes will mature on January 15, 2029 unless earlier purchased or converted in accordance with their terms.

Ranking. The Notes are senior unsecured obligations of the Company and rank senior in right of payment to any indebtedness that is expressly subordinated in right of payment to the Notes, and equal in right of payment with all of the Company’s existing and future unsecured indebtedness that is not so subordinated. The Notes are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries.

Redemption. The Company may not redeem the Notes prior to maturity and no “sinking fund” is provided for the Notes.

Conversion.  Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding September 15, 2028, but only under the following circumstances:

●
during any calendar quarter commencing after the calendar quarter ending on March 31, 2024 (and only during such calendar quarter), if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

●
during the five consecutive business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate on each such trading day; or

●	upon the occurrence of specified corporate events set forth in the Indenture.

On or after September 15, 2028, until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances. The conversion rate of the Notes is initially equal to 869.5652 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $1.15 per share of Common Stock), subject to adjustment as set forth in the Indenture.

In addition, following the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture), the Company will, in certain circumstances described in the Indenture, increase the conversion rate for a holder that converts its Notes in connection with such Make-Whole Fundamental Change.

The Company may settle conversions of Notes through payment or delivery, as the case may be, of cash, shares of Common Stock or a combination thereof, at the Company’s election. However, before the Company has available and has reserved the maximum number of shares of Common Stock issuable under the Notes,  the Company must elect to deliver solely cash or, subject to certain limitations, a combination of cash and shares of Common Stock upon conversion.

Fundamental Change. If the Company undergoes a Fundamental Change (as defined in the Indenture), subject to certain conditions, holders of the Notes may require the Company to purchase for cash all or part of such holders’ Notes at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Events of Default. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults in failure to pay certain other indebtedness; judgment defaults; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare 100% of the principal of and accrued and unpaid interest, if any on all then-outstanding Notes to be immediately due and payable.  In certain circumstances, the Company may, for a period of time, elect to pay additional interest on the Notes as the sole remedy to holders of the Notes in the case of an event of default related to certain failures by the Company to comply with certain reporting covenants in the Indenture.

The foregoing description of the Indenture, the Notes, the 144A Note Purchase Agreement and the Affiliate Note Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Indenture, the form of Note, the 144A Note Purchase Agreement and the Affiliate Note Purchase Agreement, which are filed as Exhibit 4.1, Exhibit 4.2, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 1.02.	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Company’s acquisition of the Existing 5% Notes from the Affiliate Purchasers is incorporated by reference in this Item 1.02.  The Existing 5% Notes, as amended, were to mature in 2025, and the Company retired all Existing 5% Notes upon its acquisition thereof from the Affiliate Purchasers, following which no such notes remain issued or outstanding.  A description of the material terms of the Existing 5% Notes is contained in Note 7 to the Company’s unaudited consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and such description is incorporated by reference in this Item 1.02.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

ITEM 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K, is incorporated by reference in this Item 3.02.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated January 9, 2024, by and between OPKO Health, Inc. and U.S. Bank Trust Company, National Association, as Trustee.
4.2	Form of 3.75% Convertible Senior Note due 2029 (incorporated by reference to Exhibit A of the Indenture filed as Exhibit 4.1 to this Current Report on Form 8-K).
10.1*	Purchase Agreement, dated January 4, 2024, by and between the Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers named therein.
10.2*	Convertible Note Purchase Agreement, dated as of January 4, 2024, by and among the Company and certain investors, including Frost Gamma Investments Trust and Jane H. Hsiao, Ph.D., MBA.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*   Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Steven D. Rubin
Date: January 9, 2024	Name:	Steven D. Rubin
	Title:	Executive Vice President-Administration